CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Time Warner Inc. and the prospectuses related to the Time Warner Inc. 1994 Stock Option Plan and the Time Warner 1997 Stock Option Plan of our report on the Paragon Communications financial statements and schedule dated January 19, 1995, except as to Note 6, which is as of January 27, 1995, which appears on page F-82 of the Annual Report on Form 10-K of Time Warner Entertainment Company, L.P. for the year ended December 31, 1994, which is incorporated by reference in the Time Warner Inc. Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement and the prospectuses related thereto.



PRICE WATERHOUSE LLP

Denver, Colorado
May 15, 1997